Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Brien Gately
Financial Relations Board
312-640-6757
bgately@frbir.com

COBRA ELECTRONICS REPORTS PROFITABLE QUARTER

Return to Profitability Reflects PPL Growth

Mobile Navigation Operating Loss Swings to Profit

CHICAGO, IL – MAY 1, 2008 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $81,000, or $0.01 per fully diluted share in the first quarter of 2008, as compared to a net loss of $720,000, or $0.11 per share in the prior year’s first quarter. The company reported improved profitability in spite of a decline in sales to $28.9 million from $32.0 million in the first quarter of the prior year as gross margins improved and operating expenses declined. Offsetting, in part, the significant improvement in year-over-year operating income was an increase in other expenses, primarily losses in the cash surrender value of life insurance polices that fund certain deferred compensation programs resulting from recent financial market declines. The company also reported that the Performance Products Limited (“PPL”) segment was profitable and accretive to earnings, as sales increased by nearly 39 percent and gross margins improved.

“We are pleased with Cobra’s improved performance in the first quarter and our return to profitability,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “In particular, the performance of PPL was very strong, reflecting the broadening of their marketing and distribution channels beyond the U.K., new business opportunities and the availability of Cobra’s resources to assist with product sourcing and development. As a result, PPL had earnings from operations in the first quarter of $596,000, as compared to $33,000 in the prior year. In the Cobra segment, earnings from operations were positive, as the mobile navigation product line generated an operating profit of $581,000, offsetting a seasonal operating loss of $568,000 in the other segment product lines. The mobile navigation operating income, which compared favorably to an operating loss of $472,000 in the prior year, was due to the timing of product returns and the sale of products at higher prices than anticipated as reserves were established in the fourth quarter of last year. The operating loss in the other product lines was somewhat greater than in the prior year, but generally in line with our normal seasonal patterns.”

Cobra First Quarter Results –    2

Net sales for the quarter declined to $28.9 million from $32.0 million in the prior year. Mobile navigation sales in the Cobra segment accounted for approximately $470,000 of this decline, as the company implemented its strategy to focus its efforts on niche opportunities. Excluding mobile navigation from both periods results in an overall decline of approximately 14 percent in net sales for the first quarter of 2008. In part, this reflects the effects of the overall economy, as key retailers have delayed planogram resets until the second quarter and consumer spending, particularly among professional drivers, has been adversely affected by climbing fuel prices. PPL reported a 38.6 percent increase in sales, to $4.3 million, including higher sales of mobile navigation and the sale of SD cards containing speed camera and other data for use in smartphones.

Cobra reported improved gross margins as compared to the first quarter of 2007. On a consolidated basis, Cobra’s gross margin increased to 30.9 percent from 25.2 percent in the prior year. This reflected an improvement in gross margins in the Cobra reporting segment to 28.4 percent from 23.3 percent, as well as a 45.1 percent gross margin for the Performance Products segment of the company, an increase from 43.3 percent in the prior year. The gross margin in the Cobra segment was favorably impacted by the accounting treatment of mobile navigation product returns and reserves; however, even after adjusting both periods to eliminate the effects of mobile navigation, the gross margin improved from 25.8 percent in the first quarter of 2007 to 27.2 percent in 2008 as several product lines showed improvements.

Selling, general and administrative expenses declined to $8.3 million in the first quarter from $9.0 million in the prior year. This decline represents a concerted effort by management to curtail expenses and includes headcount reductions and lower professional fees. “We have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments,” said Mr. Bazet. “Clearly, progress was made in the first quarter, but the pressure must be maintained if we are to meet our own goals and expectations.”

Cobra also recorded other expenses of $192,000 in the quarter, as compared to other income of $257,000 in the first quarter of the prior year. The most significant element of this swing was a $349,000 loss on the cash surrender value of life insurance that the company owns for the purpose of funding deferred compensation programs for several current and former officers of the company. The loss was generated as the investment vehicles in which the cash was invested declined in value in line with the overall financial markets.

Cobra maintained its strong balance sheet position during the first quarter. The company had interest-bearing debt of $19.7 million as of March 31, 2008 and cash of $6.2 million, for “net debt” of $13.4 million, as compared to “net debt” of $12.9 million the prior year. Inventory at the end of the first quarter increased to $32.9 million from $29.9 million the prior year, including $4.7 million of inventory at PPL. Accounts receivable at the end of the quarter, including $1.7 million at PPL, were $21.8 million, a decline from $24.3 million one year earlier. Net book value per share as of March 31, 2008 decreased to $9.99 from $10.58 one year ago.

Cobra First Quarter Results –    3

Mr. Bazet also provided the company’s outlook for the second quarter of 2008, and reaffirmed earlier guidance. “Cobra is forecasting that the company will return to profitability in 2008, although revenue is likely to decline from the prior year, as we only selectively pursue niche opportunities in mobile navigation in North America. This pattern is likely to be evident in second quarter results, as we anticipate lower revenue but an improved bottom line relative to the prior year.”

Cobra will be conducting a conference call on May 1, 2008 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance. This press release includes adjusted sales, adjusted operating income and adjusted gross margin, amounts that are considered non-GAAP financial measures under Securities and Exchange Commission rules. These measures are believed to be useful to investors because they provide a means of evaluating the Company’s operating performance and results from period to period on a comparable basis not otherwise apparent on a GAAP basis. As required, a reconciliation of these measures is included herein.

Cobra First Quarter Results –    4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Net sales	$28,858	$32,036
Cost of sales	19,942	23,948

Gross profit	8,916	8,088
Selling, general and administrative expense	8,307	9,036

Earnings (loss) from operations	609	(948)
Other income (expense):
Interest expense	(303)	(319)
Other, net	(192)	257

Earnings (loss) before taxes	114	(1,010)
Tax provision (benefit)	26	(298)
Minority interest	(7)	(8)

Net earnings (loss)	$81	$(720)

Net earnings (loss) per common share:
Basic	$0.01	$(0.11)
Diluted	$0.01	$(0.11)

Weighted average shares outstanding:
Basic	6,471	6,438
Diluted	6,474	6,438

Dividends declared per common share	$0.16	$0.16

Cobra First Quarter Results –    5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS:

Current assets:
Cash	$6,245	$1,860	$3,561
Accounts receivable, net	21,789	26,804	24,339
Inventories, net	32,920	33,054	29,924
Other current assets	13,652	13,621	13,783

Total current assets	74,606	75,339	71,607

Property, plant and equipment, net	6,390	6,803	7,451

Total other assets	31,078	32,176	36,021

Total assets	$112,074	$114,318	$115,079

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,343	$7,273	$10,414
Accrued liabilities	9,752	11,151	8,634
Short-term debt	1,240	1,240	1,370

Total current liabilities	18,335	19,664	20,418

Non-current liabilities:
Long-term debt	18,445	18,745	15,126
Deferred taxes	3,654	3,772	4,246
Deferred compensation	6,488	6,320	6,067
Other long-term liabilities	482	679	993

Total non-current liabilities	29,069	29,516	26,432

Minority interest	30	23	5

Total shareholders’ equity	64,640	65,115	68,224

Total liabilities and shareholders’ equity	$112,074	$114,318	$115,079

Cobra First Quarter Results –    6

Reconciliation of GAAP Operating Earnings to Adjusted Operating Loss

Cobra Reporting Segment

(Dollars in Thousands)

For the Quarter Ended March 31, 2008

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$24,576	$1,123	$23,453
Cost of Sales	17,592	515	17,077

Gross Profit	6,984	608	6,376
Gross Margin	28.4%	54.2%	27.2%
Selling, general and administrative expense	6,971	27	6,944

Earnings (loss) from operations	$13	$581	$(568)

(1)	Revenue and expenses attributable to the North American mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines

Cobra First Quarter Results –    7

Reconciliation of GAAP Operating Loss to Adjusted Operating Loss

Cobra Reporting Segment

(Dollars in Thousands)

For the Quarter Ended March 31, 2007

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$28,946	$1,593	$27,353
Cost of Sales	22,197	1,902	20,295

Gross Profit	6,749	(309)	7,058
Gross Margin	23.3%	-19.4%	25.8%
Selling, general and administrative expense	7,730	163	7,567

Earnings (loss) from operations	$(981)	$(472)	$(509)

(1)	Revenue and expenses attributable to the North American mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines